Exhibit 99.1

News Release

Mercury Systems Reports Fourth Quarter and Fiscal 2013 Results

Fourth quarter operating results include:
Bookings of $68.0 million
Book to Bill of 1.2
Revenues of $55.4 million
Net loss of $2.0 million
GAAP net loss per share of $0.07
Adjusted EBITDA of $3.8 million
Operating cash flow of $4.8 million

CHELMSFORD, Mass. - August 6, 2013 - Mercury Systems, Inc. (NASDAQ: MRCY, www.mrcy.com), a best-of-breed provider of commercially developed, open sensor and Big Data processing systems for critical commercial, defense and intelligence applications, reported operating results for its fourth quarter and fiscal year 2013 which ended June 30, 2013.

Fourth Quarter Fiscal 2013 Results
Fourth quarter fiscal 2013 revenues were $55.4 million, an increase of $1.3 million, or 2%, compared to the third quarter of fiscal 2013, as revenues from defense customers increased $0.2 million and revenues from commercial customers increased $1.1 million. Fiscal 2013 fourth quarter revenues decreased $5.4 million from the fourth quarter of the prior fiscal year, as revenues from defense customers decreased by $7.3 million, while revenues from commercial customers increased by $1.9 million.

GAAP net loss for the fourth quarter of fiscal 2013 was $2.0 million, or a loss of $0.07 per share, compared to GAAP net income of $0.8 million, or $0.03 per diluted share in the preceding quarter and GAAP net income of $5.7 million, or $0.19 per diluted share, for the prior year’s fourth

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Mercury Reports Fourth Quarter Fiscal 2013 Results, Page 2

quarter. Fourth quarter fiscal 2012 GAAP net income included a $4.9 million benefit (or $0.16 per diluted share) related to the reversal of the LNX earn out liability. Fourth quarter fiscal 2013 GAAP net loss per share includes $0.03 associated with the restructuring activities in the fourth quarter of fiscal 2013, compared to $0.06 in the fourth quarter of fiscal 2012. Additionally, fourth quarter fiscal 2013 GAAP net loss per share includes $0.05 associated with the amortization of acquired intangible assets compared to $0.05 in the third quarter of fiscal 2013 and $0.02 in the fourth quarter of fiscal 2012.

Fourth quarter fiscal 2013 GAAP net loss includes approximately $1.9 million in tax benefits, $2.0 million in depreciation expense, $2.3 million in amortization of acquired intangible assets, $1.7 million in stock-based compensation costs, and $1.6 million in restructuring charges. Fourth quarter fiscal 2013 adjusted EBITDA (net income before interest income and expense, income taxes, depreciation, amortization of acquired intangible assets, restructuring, impairment of long-lived assets, acquisition costs and other related expenses, fair value adjustments from purchase accounting, and stock-based compensation costs) was $3.8 million, compared to $5.2 million for the preceding quarter and $9.3 million for the prior year’s fourth quarter.

Cash flows from operating activities were a net inflow of $4.8 million in the fourth quarter of fiscal 2013, compared to a net inflow of $1.7 million in the third quarter of fiscal 2013 and a net inflow of $4.2 million in the fourth quarter of fiscal 2012. Free cash flow, defined as cash flow from operating activities less capital expenditures, in the fourth quarter of fiscal 2013 was a net inflow of $3.2 million, compared to a net inflow of $1.2 million in the third quarter of fiscal 2013 and a net inflow of $1.2 million in the fourth quarter of fiscal 2012. Cash and cash equivalents as of June 30, 2013 were $39.1 million, an increase of $4.0 million from March 31, 2013, largely due to cash generated by operating activities.

Full Year Fiscal 2013 Results
For fiscal 2013, revenues were $208.8 million, a $36.1 million, or 15%, decrease from fiscal 2012. Revenues from defense customers decreased by $40.9 million, or 18%, over the prior year and revenues from commercial customers increased by $4.8 million, or 32%, over the prior year.

Fiscal 2013 GAAP net loss of $13.2 million includes approximately $10.0 million in tax benefits, $8.5 million in depreciation expense, $8.7 million in amortization of acquired intangible assets,

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Mercury Reports Fourth Quarter Fiscal 2013 Results, Page 3

$7.9 million in stock-based compensation costs, $7.1 million in restructuring charges, $0.3 million in acquisition costs and other related expenses, and $2.3 million in fair value adjustments from purchase accounting. Excluding the impact of these items, fiscal 2013 adjusted EBITDA was $11.7 million, compared to $48.9 million for the prior year.

Management Comments
“Mercury closed fiscal 2013 with a very strong quarter for bookings, as we anticipated,” said Mark Aslett, President and CEO, Mercury Systems. “Bookings grew 40% from the sequential third quarter, and we ended the year with a record backlog of more than $140 million. In addition, we made good progress on our most important ongoing programs, and design wins were up substantially compared with the third quarter. Mercury’s results for the fourth quarter were at or above the high end of our guidance across all key metrics, and we concluded fiscal 2013 with positive momentum, despite a year of challenging conditions in the defense industry.”

“Our MCE core compute business delivered significantly improved bookings on a sequential basis,” Aslett said. “Bookings for the Navy’s Aegis Ballistic Missile Defense System were up more than 100% from last quarter and nearly 250% year-over-year. This was another strong bookings quarter for the Navy’s Surface Electronic Warfare Improvement Program (SEWIP) Block 2, and we were pleased to receive an initial small order for the Patriot Air and Missile defense system upgrades for the U.S. Army.”

“Sequestration driven uncertainty and the slow progress in Washington on next year’s defense budget continues to cloud our visibility regarding future deal timing and revenues.” said Aslett. “However, we believe that Mercury is well-prepared for the challenges ahead. We were one of the first to see the impact of sequestration early in fiscal 2013. We responded immediately and proactively, and through the year managed our revenue and expense levels conservatively with a focus on growing our backlog and preserving liquidity. This strategy should continue to serve us well in fiscal 2014.”

“We believe that, on balance, our technology, capabilities and ongoing programs and platforms align well with the Defense Department’s new roles and missions. Looking ahead into fiscal 2014, we have the opportunity for a number of major new design wins and programs should our customers be selected. One such design win that came to fruition last week involved our customer,

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Mercury Reports Fourth Quarter Fiscal 2013 Results, Page 4

Northrop Grumman, being awarded the upgraded radar for the F-16.We are confident that, given our strategy and positioning, the defense industry’s ultimate recovery will lead to a significant improvement in Mercury’s profitability, cash flow generation and enterprise value over time.”

Backlog
Mercury’s total backlog at June 30, 2013 was $140.3 million, a $12.6 million sequential increase from March 31, 2013, and a $35.7 million increase from June 30, 2012. Of the June 30, 2013 total backlog, $113.2 million represents orders scheduled to be shipped over the next 12 months. The defense backlog at June 30, 2013 was $117.2 million, an $8.5 million sequential increase from March 31, 2013, and a $15.8 million increase from June 30, 2012. Bookings for the fourth quarter of fiscal 2013 were $68.0 million, compared to $48.6 million for the third quarter of fiscal 2013 and $60.3 million for the fourth quarter of fiscal 2012. The total book-to-bill ratio was 1.2 for the fourth quarter of fiscal 2013, compared to 0.9 for the third quarter of fiscal 2013 and 1.0 for the fourth quarter of fiscal 2012.

Revenues by Reporting Segment
Mercury Commercial Electronics (MCE) — Revenues for the fourth quarter of fiscal 2013 from MCE were $45.1 million, representing an increase of $1.1 million from the third quarter of fiscal 2013, as a result of an increase of $1.1 million in commercial revenues. Fiscal 2013 fourth quarter MCE revenues decreased $3.8 million from the fourth quarter of fiscal 2012, as a result of a decrease of $5.7 million in defense revenues and an increase of $1.9 million in commercial revenues. Approximately 87% of MCE revenues for the fourth quarter of fiscal 2013 related to defense business, as compared to approximately 89% in the third quarter of fiscal 2013 and approximately 92% in the fourth quarter of fiscal 2012. Revenues in fiscal 2013 for MCE were $166.3 million as compared with $216.5 million in fiscal 2012.

Mercury Defense and Intelligence Systems (MDIS) — Revenues for the fourth quarter of fiscal 2013 from MDIS were $13.2 million, representing an increase of $0.2 million from the third quarter of fiscal 2013 and a decrease of $2.8 million from the fourth quarter of fiscal 2012. Revenues in fiscal 2013 for MDIS were $56.1 million as compared with $40.6 million in fiscal 2012.

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Mercury Reports Fourth Quarter Fiscal 2013 Results, Page 5

The revenues by reporting segment do not include adjustments to eliminate $2.8 million of inter-company revenues included in those reporting segments in the fourth quarter of fiscal 2013 and $13.6 million for the full year fiscal 2013.

Business Outlook
This section presents our current expectations and estimates, given current visibility, on our business outlook for the current fiscal quarter. It is possible that actual performance will differ materially from the estimates given, either on the upside or on the downside. Investors should consider all of the risks, with respect to these estimates, including those listed in the Safe Harbor Statement below and in our periodic filings with the U.S. Securities and Exchange Commission, and make themselves aware of the risk factors that may impact our actual performance.

For the first quarter of fiscal 2014, revenues are currently forecasted to be in the range of $48 million to $54 million. At this range, GAAP net loss per share is expected to be in the range of a net loss of $0.08 to $0.14 per share. Projected GAAP net loss per share includes $0.04 per share associated with forecasted amortization of acquired intangible assets.

Adjusted EBITDA for the first quarter of fiscal 2014 is expected to be in the range of $0.1 million to $3.2 million.

Recent Highlights
June – Mercury announced it received a $4.7 million follow-on order from Lockheed Martin for advanced digital intermediate frequency receivers for a shipboard electronic warfare (EW) application. The orders were booked in the Company’s fiscal 2013 fourth quarter and are expected to be shipped by its fiscal 2014 first quarter.

June – Mercury announced that its Mercury Defense Systems subsidiary had received follow-on orders from multiple customers for radar environment simulation equipment. The orders from Boeing, the U.S. Navy and the U.S. Air Force are valued at approximately $1.6 million and are expected to be shipped by the end of Mercury’s fiscal 2014 third quarter.

June – Mercury announced it received $3.6 million in follow-on orders from a leading defense prime contractor for integrated microwave assemblies for an airborne EW application. The orders are expected to be shipped by the end of Mercury’s fiscal 2014 third quarter.

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Mercury Reports Fourth Quarter Fiscal 2013 Results, Page 6

June – Mercury announced that its Mercury Commercial Electronics facility in West Caldwell, NJ, received a Superior security rating in a recent vulnerability assessment conducted by the Defense Security Service (DSS). This Superior rating, the highest level awarded to cleared defense contractors by DSS, represents a two-level improvement from the facility’s previous rating, and follows on the heels of Superior ratings already received at Mercury’s headquarters facility in Chelmsford, Massachusetts and its Mercury Commercial Electronics facility in Salem, New Hampshire.

May – Mercury announced the appointment of Anthony Sweeney as General Manager of the RF and Microwave Components Group, part of Mercury’s Commercial Electronics business unit. Mr. Sweeney will provide overall business direction as well as lead day-to-day operations of the group, which is located in Hudson, NH, Ewing, NJ and Manteca, CA.

May – Mercury announced the opening of its Mercury Intelligence Systems subsidiary’s new development center. This facility adds significant capabilities to Mercury Intelligence Systems’ already impressive credentials in solving the Big Data challenges of its Intelligence Community customers.

May – Mercury confirmed it had received $6.9 million in follow-on orders from Lockheed Martin for high performance signal processing subsystems as part of the U.S. Navy’s Aegis Ballistic Missile Defense upgrade program. The orders were booked in the Company’s fiscal 2013 third quarter and were shipped within its fiscal 2013 fourth quarter.

April – Mercury announced the appointment of Dr. Justin Christian as Director of Technology and Innovation for its Mercury Intelligence Systems subsidiary. Dr. Christian will focus on cultivating collaborative relationships with Intelligence Community members while exploring emerging technologies in Big Data analytics.

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Mercury Reports Fourth Quarter Fiscal 2013 Results, Page 7

Conference Call Information
Mercury will host a conference call and simultaneous webcast on Tuesday, August 6, 2013, at 5:00 p.m. EDT to discuss the fourth quarter and fiscal year 2013 results and review its financial and business outlook going forward.
To join the conference call, dial (877) 303-6977 in the USA and Canada, or (760) 298-5079 in all other countries. Please call five to ten minutes prior to the scheduled start time. The live audio webcast can be accessed from the 'Events and Presentations' page of Mercury's website at www.mrcy.com/investor.
A replay of the webcast will be available two hours after the call and archived on the same web page for 6 months.
Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures
In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides adjusted EBITDA and free cash flow, which are non-GAAP financial measures. Adjusted EBITDA excludes certain non-cash and other specified charges. Free cash flow is defined as cash flow from operating activities less capital expenditures. The Company believes these non-GAAP financial measures are useful to help investors understand its past financial performance and prospects for the future. However, the presentation of adjusted EBITDA and free cash flow is not meant to be considered in isolation or as a substitute for financial information provided in accordance with GAAP. Management believes the adjusted EBITDA and free cash flow financial measures assist in providing a more complete understanding of the Company’s underlying operational results and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. A reconciliation of GAAP to non-GAAP financial results discussed in this press release is contained in the attached exhibits.

Mercury Systems – Innovation That Matters™
Mercury Systems (NASDAQ:MRCY) is a best-of-breed provider of commercially developed, open sensor and Big Data processing systems, software and services for critical commercial, defense and intelligence applications. We deliver innovative solutions, rapid time-to-value and world-class service and support to our prime contractor customers. Mercury Systems has worked on over 300 programs, including Aegis, Patriot, SEWIP, Gorgon Stare and Predator/Reaper. We are based in Chelmsford, Massachusetts. To learn more, visit www.mrcy.com.

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Mercury Reports Fourth Quarter Fiscal 2013 Results, Page 8

Forward-Looking Safe Harbor Statement
This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to fiscal 2013 business performance and beyond and the Company’s plans for growth and improvement in profitability and cash flow. You can identify these statements by the use of the words “may,” “will,” “could,” “should,” “would,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” “likely,” “forecast,” “probable,” and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, continued funding of defense programs, the timing of such funding, general economic and business conditions, including unforeseen weakness in the Company’s markets, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, changes in the U.S. Government’s interpretation of federal procurement rules and regulations, market acceptance of the Company's products, shortages in components, production delays due to performance quality issues with outsourced components, inability to fully realize the expected benefits from acquisitions and restructurings, or delays in realizing such benefits, challenges in integrating acquired businesses and achieving anticipated synergies, changes to export regulations, increases in tax rates, changes to generally accepted accounting principles, difficulties in retaining key employees and customers, unanticipated costs under fixed-price service and system integration engagements, and various other factors beyond our control. These risks and uncertainties also include such additional risk factors as are discussed in the Company's filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2012. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.
# # #
Contact:
Kevin Bisson, CFO
Mercury Systems, Inc.
978-967-1990

Mercury Systems, Inc., Innovation That Matters, Air Flow-By, and Application-Ready Subsystems are trademarks of Mercury Systems, Inc. Other product and company names mentioned may be trademarks and/or registered trademarks of their respective holders.

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Mercury Reports Fourth Quarter Fiscal 2013 Results, Page 9

MERCURY SYSTEMS, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands)	June 30,	June 30,
	2013	2012

Assets
Current assets:
Cash and cash equivalents	$39,126	$115,964
Accounts receivable, net	30,498	38,532
Unbilled receivables and costs in excess of billings	17,743	10,918
Inventory	37,432	25,845
Deferred income taxes	12,222	7,653
Prepaid income taxes	1,819	2,585
Prepaid expenses and other current assets	7,461	6,206
Total current assets	146,301	207,703

Restricted cash	546	3,281
Property and equipment, net	15,019	15,929
Goodwill	176,521	132,621
Intangible assets, net	34,866	25,083
Other non-current assets	1,178	989
Total assets	$374,431	$385,606

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$4,813	$9,002
Accrued expenses	7,999	9,895
Accrued compensation	12,218	13,190
Deferred revenues and customer advances	5,788	4,855
Total current liabilities	30,818	36,942

Deferred gain on sale-leaseback	3,242	4,399
Deferred income taxes	7,721	7,197
Income taxes payable	2,880	2,597
Other non-current liabilities	1,269	1,367
Total liabilities	45,930	52,502

Shareholders’ equity:
Common stock	304	297
Additional paid-in capital	231,711	222,769
Retained earnings	95,524	108,732
Accumulated other comprehensive income	962	1,306
Total shareholders’ equity	328,501	333,104

Total liabilities and shareholders’ equity	$374,431	$385,606

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Mercury Reports Fourth Quarter Fiscal 2013 Results, Page 10

MERCURY SYSTEMS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)
	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net revenues	$55,436	$60,859	$208,791	$244,929
Cost of revenues (1)	33,304	30,595	126,123	108,773
Gross margin	22,132	30,264	82,668	136,156

Operating expenses:
Selling, general and administrative (1)	14,554	13,878	57,579	57,159
Research and development (1)	7,557	10,943	32,687	45,984
Amortization of intangible assets	2,343	1,148	8,717	3,799
Restructuring and other charges	1,627	2,821	7,056	2,821
Acquisition costs and other related expenses	14	456	318	1,219
Change in the fair value of the liability related to the LNX earn-out	—	(4,938)	—	(4,938)
Total operating expenses	26,095	24,308	106,357	106,044

(Loss) income from operations	(3,963)	5,956	(23,689)	30,112

Interest income	1	1	7	13
Interest expense	(8)	(14)	(38)	(40)
Other income, net	79	363	558	1,686

(Loss) income from operations before income taxes	(3,891)	6,306	(23,162)	31,771

Tax (benefit) provision	(1,879)	630	(9,954)	9,152

Net (loss) income	$(2,012)	$5,676	$(13,208)	$22,619

Basic net (loss) earnings per share:	$(0.07)	$0.19	$(0.44)	$0.77

Diluted net (loss) earnings per share:	$(0.07)	$0.19	$(0.44)	$0.75

Weighted-average shares outstanding:
Basic	30,287	29,611	30,128	29,477
Diluted	30,287	30,168	30,128	30,085

(1) Includes stock-based compensation expense, allocated as follows:
Cost of revenues	$98	$108	$433	$349
Selling, general and administrative	$1,365	$1,048	$6,460	$5,309
Research and development	$212	$266	$1,047	$958

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Mercury Reports Fourth Quarter Fiscal 2013 Results, Page 11

MERCURY SYSTEMS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Cash flows from operating activities:
Net (loss) income	$(2,012)	$5,676	$(13,208)	$22,619
Depreciation and amortization	4,365	3,277	17,209	11,658
Change in the fair value of the liability related to the LNX earn-out	—	(4,938)	—	(4,938)
Other non-cash items, net	(229)	(3,001)	(921)	2,446
Changes in operating assets and liabilities, net of effect of businesses acquired	2,698	3,168	(4,951)	84

Net cash provided by (used in) operating activities	4,822	4,182	(1,871)	31,869

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	—	(674)	(67,721)	(71,044)
Purchases of property and equipment	(1,621)	(2,989)	(3,880)	(9,427)
Proceeds from sales of building	775	—	775	—
Increase in other investing activities	—	—	(265)	(331)

Net cash used in investing activities	(846)	(3,663)	(71,091)	(80,802)

Cash flows from financing activities:
Proceeds from employee stock plans	508	600	1,251	1,631
Payments of deferred financing and offering costs	—	—	(771)	(30)
Payment of acquired debt	—	—	(6,575)	—
Payments of capital lease obligations	(228)	(48)	(593)	(185)
Decrease in restricted cash	—	—	3,000	—
Excess tax benefits from stock-based compensation	1	72	19	559

Net cash provided by (used in) financing activities	281	624	(3,669)	1,975

Effect of exchange rate changes on cash and cash equivalents	(276)	(24)	(207)	47

Net increase (decrease) in cash and cash equivalents	3,981	1,119	(76,838)	(46,911)

Cash and cash equivalents at beginning of period	35,145	114,845	115,964	162,875

Cash and cash equivalents at end of period	$39,126	$115,964	$39,126	$115,964

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Mercury Reports Fourth Quarter Fiscal 2013 Results, Page 12

UNAUDITED SUPPLEMENTAL INFORMATION RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands)
Adjusted EBITDA, a non-GAAP measure for reporting financial performance, excludes the impact of certain items and, therefore, has not been calculated in accordance with GAAP. Management believes that exclusion of these items assists in providing a more complete understanding of the Company’s underlying operational results and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. The adjustments to calculate this non-GAAP financial measure, and the basis for such adjustments, are outlined below:

Interest income and expense. The Company receives interest income on investments and incurs interest expense on loans, capital leases and other financing arrangements. These amounts may vary from period to period due to changes in cash and debt balances and interest rates driven by general market conditions or other circumstances outside of the normal course of Mercury’s operations.

Income taxes. The Company’s GAAP tax expense can fluctuate materially from period to period due to tax adjustments that are not directly related to underlying operating performance or to the current period of operations.

Depreciation. The Company incurs depreciation expense related to capital assets purchased to support the ongoing operations of the business. These assets are recorded at cost or fair value and are depreciated using the straight-line method over the useful life of the asset. Purchases of such assets may vary significantly from period to period and without any direct correlation to underlying operating performance.

Amortization of acquired intangible assets. The Company incurs amortization of intangibles related to various acquisitions it has made and license agreements. These intangible assets are valued at the time of acquisition, are amortized over a period of several years after acquisition and generally cannot be changed or influenced by management after acquisition.

Restructuring. The Company incurs restructuring charges in connection with management’s decisions to undertake certain actions to realign operating expenses through workforce reductions and the closure of certain Company facilities, businesses and product lines. Management believes this item is outside the normal operations of the Company’s business and is not indicative of ongoing operating results.

Impairment of long-lived assets. The Company incurs impairment charges of long-lived assets based on events that may or may not be within the control of management. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

Acquisition costs and other related expenses. The Company incurs costs associated with third-party professional services related to acquisition and potential acquisition opportunities, such as legal and accounting fees. Although we may incur such costs and other related charges and adjustments, it is not indicative that any transaction will be consummated. Management believes the exclusion of these items eliminates fluctuations in our selling, general, and administrative expenses related to acquisition activities which are unrelated to ongoing operations.

Fair value adjustments from purchase accounting. As a result of applying purchase accounting rules to acquired assets and liabilities, certain fair value adjustments are recorded in the opening balance sheet of acquired companies.  These adjustments are then reflected in the Company’s income statements in periods subsequent to the acquisition.  In addition, the impact of any changes to originally recorded contingent consideration amounts

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Mercury Reports Fourth Quarter Fiscal 2013 Results, Page 13

are reflected in the income statements in the period of the change. Management believes these items are outside the normal operations of the Company and are not indicative of ongoing operating results.

Stock-based compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of revenues, selling, general and administrative expense and research and development expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company’s shares, risk-free interest rates and the expected term and forfeiture rates of the awards. Management believes that exclusion of these expenses allows comparisons of operating results to those of other companies, both public, private or foreign, that disclose non-GAAP financial measures that exclude stock-based compensation.

Mercury uses adjusted EBITDA as an important indicator of the operating performance of its business. Management excludes the above-described items from its internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to the Company’s board of directors, determining the portion of bonus compensation for executive officers and other key employees based on operating performance, evaluating short-term and long-term operating trends in the Company’s operations, and allocating resources to various initiatives and operational requirements. The Company believes that adjusted EBITDA permits a comparative assessment of its operating performance, relative to its performance based on its GAAP results, while isolating the effects of charges that may vary from period to period without any correlation to underlying operating performance. The Company believes that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making. The Company believes that trends in its adjusted EBITDA are valuable indicators of its operating performance.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenses similar to the adjusted EBITDA financial adjustments described above, and investors should not infer from the Company’s presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring.

The following table reconciles the most directly comparable GAAP financial measure to the non-GAAP financial measure.

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Mercury Reports Fourth Quarter Fiscal 2013 Results, Page 14

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net (loss) income	$(2,012)	$5,676	$(13,208)	$22,619
Interest expense, net	7	13	31	27
Tax (benefit) provision	(1,879)	630	(9,954)	9,152
Depreciation	2,022	2,129	8,492	7,859
Amortization of acquired intangible assets	2,343	1,148	8,717	3,799
Restructuring	1,627	2,821	7,056	2,821
Acquisition costs and other related expenses	14	456	318	1,219
Fair value adjustments from purchase accounting	—	(4,993)	2,293	(5,238)
Stock-based compensation expense	1,675	1,422	7,940	6,616
Adjusted EBITDA	$3,797	$9,302	$11,685	$48,874

Free cash flow, a non-GAAP measure for reporting cash flow, is defined as cash provided by operating activities less capital expenditures and, therefore, has not been calculated in accordance with GAAP. Management believes free cash flow provides investors with an important perspective on cash available for investment and acquisitions after making capital investments required to support ongoing business operations and long-term value creation. The Company believes that trends in its free cash flow are valuable indicators of its operating performance and liquidity.

Free cash flow is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenditures similar to the free cash flow financial adjustment described above, and investors should not infer from the Company’s presentation of this non-GAAP financial measure that these expenditures reflect all of the Company's obligations which require cash.

The following table reconciles the most directly comparable GAAP financial measure to the non-GAAP financial measure.

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Cash flows from operations	$4,822	$4,182	$(1,871)	$31,869
Capital expenditures	(1,621)	(2,989)	(3,880)	(9,427)
Free cash flow	$3,201	$1,193	$(5,751)	$22,442

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Fourth Quarter Fiscal 2013 Results, Page 15

MERCURY SYSTEMS, INC.
RECONCILIATION OF FORWARD-LOOKING GUIDANCE RANGE
Quarter Ending September 30, 2013
(In thousands, except per share data)

The Company defines adjusted EBITDA as income from continuing operations before interest, income taxes, depreciation, amortization of acquired intangible assets, restructuring, impairment of long-lived assets, acquisition costs and other related expenses, fair value adjustments from purchase accounting, and stock-based compensation costs.

The following table reconciles the adjusted EBITDA financial measure to its most directly comparable GAAP measure:

	Range
	Low	High
GAAP expectation -- Loss per share	$(0.14)	$(0.08)
GAAP expectation -- Net loss	(4,442)	(2,378)
Adjust for:
Interest expense, net	13	13
Income taxes	(2,936)	(1,890)
Depreciation	2,102	2,102
Amortization of acquired intangible assets	2,108	2,108
Stock-based compensation expense	3,249	3,249
Adjusted EBITDA expectation	$94	$3,204

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY